EXHIBIT 3.15

CERTIFICATE OF FORMATION

OF

M&FC HOLDING, LLC

1.                                       The name of the limited liability company is M&FC Holding, LLC

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of M&FC Holding, LLC this 18th day of March, 2002.

/s/ Timothy J. Dolan
Timothy J. Dolan
Authorized Person